Exhibit 99.2
For Immediate Release	Contact Information
Monday, May 14, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company's Shareholders Approve
Name Change to TXCO Resources Inc. at Annual Meeting;
Gary Grinsfelder Named Vice President of Exploration

SAN ANTONIO -- May 14, 2007 -- Shareholders of The Exploration Company (Nasdaq:TXCO) overwhelmingly approved a new corporate name -- TXCO Resources Inc. -- for the Company at its 2007 annual meeting, held here Friday, May 11.

"Our new name better reflects the broader opportunities we have today to create shareholder value," Chairman, President and CEO James E. Sigmon told the meeting. "We have gained new development and exploitation potential that was not reflected in the name that has served us for more than 25 years. We have become a larger and more diverse organization."

Sigmon and other members of the executive team provided attendees with a presentation on TXCO's current and prospective growth initiatives, which is available on TXCO's Web site at www.txco.com/presentation.html.

Nearly 90 percent of TXCO's shares were represented at the meeting. In other action, represented shareholders voted by at least 90 percent to:
•	Re-elect Mr. Sigmon and Michael J. Pint to TXCO's Board of Directors for three-year terms.
•
Increase the amount of authorized common stock to 100 million shares from 50 million shares. Currently, TXCO has approximately 35 million shares outstanding, including warrants or options to buy shares.

•	Ratify the appointment of Akin, Doherty, Klein & Feuge P.C., certified public accountants, as independent auditors for 2007.

New Vice President
Separately, TXCO's board has named Gary S. Grinsfelder as Vice President of Exploration, a new position. Mr. Grinsfelder was Executive Vice President of Exploration and Business Development for Output Exploration LLC, which TXCO acquired in April. A 33-year veteran of the oil and gas industry, he had been with Output since 1994 and earlier was Vice President of Exploration for Triad Energy. A geologist by training, he received a bachelor's degree from Southern Methodist University and has pursued additional graduate studies at the University of Puerto Rico and the University of Houston.

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About TXCO Resources
TXCO is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the quarter ended March 31, 2007. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

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